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                                                                    EXHIBIT 99.1

@ coherent                                               PRESS  RELEASE
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Editorial Contact                                        For Release:
Robert J. Quillinan                                      IMMEDIATE
(408) 764-4168                                           February 26, 2001
                                                         No. 718



               COHERENT'S MEDICAL GROUP AND ESC MEDICAL TO COMBINE

Santa Clara, California (February 26, 2001)--Coherent, Inc. (NASDAQ: COHR) announced today that it has signed a definitive agreement with ESC Medical Systems Ltd. (NASDAQ: ESCM) to sell its medical products division, Coherent Medical Group ("CMG"), for approximately $203 million, based on ESC's closing stock price on February 23, 2001, plus an earnout of up to $25 million. Consummation of the transaction is subject to customary conditions, including approval from regulatory authorities and financing of the transaction under commitment letters ESC has received from two leading Israeli banks.

Following closing of the transaction, ESC plans on changing its name to LUMENIS, derived from lumen, the Latin for light.

In consideration for the sale, Coherent will receive $100 million in cash, 5,432,099 shares of ESC common stock (representing approximately 16.5% of the ESC shares outstanding following the transaction), $12.9 million in an 18-month 5% subordinated promissory note and an additional $25 million based on future performance. Bernard Couillaud, Coherent's President and CEO will be appointed to ESC's board of directors. In addition, following the closing, Coherent will continue to supply parts and components and provide, on a transitional basis, on-going operational support.

In announcing the deal, Dr. Couillaud commented, "We are very pleased to enter into this agreement with ESC. I have been impressed with the actions of ESC's management team over the past 18 months. The creation of a strong and independent medical business benefits Coherent's employees, customers and stockholders. This combination enables our medical group to grow and prosper, while providing us with an opportunity to participate in its future. As a result of this transaction, our customers will have a greater choice of products and services and our employee's better job opportunities. The transaction furthers Coherent's strategic objectives by giving us the opportunity to concentrate on the significant opportunities that we have in our telecommunications, semiconductor and electro-optics markets."

Commenting from ESC's perspective, Professor Jacob A. Frenkel, Chairman of ESC, said "We are pleased to join forces with CMG with its stellar reputation in the medical community. We believe that combining its high quality products and unparalleled customer service with ESC's strong record of product innovation will accelerate the profitable growth of the new company and delight our customers."

Yacha Sutton, ESC's President and CEO added, "We are excited about the opportunities that this transaction will create for our customers, shareholders and employees. CMG's products and

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distribution assets are highly complementary to ESC. In combination with our own, they will create critical mass across our various markets to better enable us to maximize our innovative R&D pipeline quickly and on a global basis."

In summary Dr. Couillaud said, "My decision to accept a seat on ESC's board of directors is a statement of my confidence in the combined management team's ability to effectively manage Lumenis going forward, and my commitment to making the transaction a success for our stockholders, customers and employees."

  "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The statements in this press release that relate to future plans, events or performance are forward-looking statements including: the potential benefits of the transaction to Coherent, its stockholders, customers and employees, the increase in choice of products and services to customers, the payment of the earnout portion of the purchase price based on future performance, the ability to maximize research and development of products in the pipeline, potential cost savings, the ability of the management team to effectively manage the new company, and acceleration of profitable growth of the combined company. Actual results, events and performance may differ materially due to variety of factors, including the possibility the transaction is not consummated due to the failure of closing conditions, including those relating to regulatory and financing matters, difficulties in transition and integration, failure to meet revenue targets required for payment of the earnout, delays in product releases, and the inability of management of the combined company to reduce costs and the other risks described in the Company's reports on Forms 10-K, 10-Q and 8-K, as well as the reports on Form 10-K, 10-Q and 8-K of ESC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a Standard & Poor's SmallCap 600 company and a world leader in providing photonics based solutions to the commercial, scientific, medical, and telecom markets. Please direct any questions to Robert Quillinan, Executive Vice President and Chief Financial Officer at (408) 764-4168. For more information about Coherent, visit our Web site at http://www.coherentinc.com for product and financial updates.

ESC Medical Systems develops, manufactures and markets medical devices utilizing state-of-the-art proprietary intense pulsed light source and laser technology. Its systems are used in a variety of aesthetic, surgical and medical applications, including the non-invasive treatment of veins and other benign vascular lesions, pigmented lesions, hair removal and skin rejuvenation, as well as ENT, OB/GYN and neurosurgery. For more information about the Company and its products log on to http://www.escmed.com.

 5100 PATRICK HENRY DR. - P. O. BOX 54980, SANTA CLARA, CALIFORNIA 95056-0980 -
                            TELEPHONE (408) 764-4000